EXCHANGE AGREEMENT

This EXCHANGE AGREEMENT (including the schedules, annexes and exhibits hereto, this “Agreement”), dated as of November 12, 2021, is entered into by and among DFP Healthcare Acquisitions Corp., a Delaware corporation (the “Company”), Deerfield Private Design Fund IV, L.P. (“DPD IV”), Deerfield Partners, L.P. (“DP” and together with DPD IV, the “Deerfield Holders” and each a “Deerfield Holder”) and DFP Sponsor LLC (“Sponsor” and, together with DPD IV and DP, the “Holders” and each a “Holder”).

RECITALS:

A.       Each Holder owns (i) the number of shares (with respect to each Holder, its “Owned Common Shares”) of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”) and/or Class B common stock, par value $0.0001 per share (the “Class B Common Stock”) set forth opposite such Holder’s name on Schedule A hereto, and (ii) warrants (with respect to each Holder, its “Warrants”) to purchase the number of additional shares of Class A Common Stock set forth opposite such Holder’s name on Schedule A hereto.

B.       On June 28, 2021, the Company entered into an Agreement and Plan of Merger, with Orion Merger Sub I, Inc., Orion Merger Sub II, LLC and TOI Parent, Inc., (without giving effect to any material amendment, waiver or modification thereto, the “Merger Agreement”).

C.       Concurrently with the execution of the Merger Agreement, the Company entered into subscription agreements with institutional and accredited investors (the “PIPE Investors”), including the Deerfield Holders, pursuant to which the PIPE Investors agreed to purchase, immediately prior to the closing of the Mergers (as defined in the Merger Agreement), an aggregate of 27,500,000 shares of Class A Common Stock of the Company (or a number shares of Series A Common Equivalent Preferred Stock (as defined below) convertible into 27,500,000 shares of Class A Common Stock) for an aggregate gross purchase price of $275,000,000 (the “PIPE Transaction”). Each Deerfield Holder entered into a subscription agreement, dated as of June 28, 2021 (together, the “Subscription Agreements”), with the Company, pursuant to which, and subject to the terms thereof, (i) DP agreed to purchase from the Company, and the Company agreed to sell to DP, 5,000,000 shares of Class A Common Stock of the Company (or a number shares of Series A Common Equivalent Preferred Stock convertible into 5,000,000 shares of Class A Common Stock) and (ii) DPD IV agreed to purchase from the Company, and the Company agreed to sell to DPD IV, 5,000,000 shares of Class A Common Stock of the Company (or a number shares of Series A Common Equivalent Preferred Stock convertible into 5,000,000 shares of Class A Common Stock) (the shares to be purchased by the Deerfield Holders, including any Series A Common Equivalent Preferred Stock, collectively, the “Deerfield PIPE Shares”), in each case, in the PIPE Transaction. Each Deerfield Holder intends to purchase its Deerfield PIPE Shares in the form of Series A Common Equivalent Preferred Stock.

D.       In connection with the execution and delivery of the Merger Agreement, the Company and each Holder entered into that certain consent and waiver letter, dated as of June 28, 2021 (the “Letter Agreement”), pursuant to which the Company and each Holder agreed, among other things, to negotiate and enter into an agreement that provides for the exchange of a number of shares of Class A Common Stock and Class B Common Stock beneficially owned by such Holder such that, immediately following the consummation of the Mergers and the PIPE Transaction, including the issuance of the Deerfield PIPE Shares in connection therewith, the Holders and their affiliates will collectively beneficially own a number of shares of Class A Common Stock that represents 4.5% of the then outstanding shares of Class A Common Stock, for shares of a Series A Common Equivalent Preferred Stock.

E.       Prior to the date hereof, each Holder delivered written notice to the Company whereby such Holder elected to be subject to Section 3.3.5 of the Warrant Agreement (the “Warrant Agreement”) between the Company and Continental Stock Transfer & Trust Company (which governs the terms of the Warrants) with a Maximum Percentage (as defined in the Warrant Agreement) of 4.9%.

F. The board of directors of the Company (the “Board of Directors”) has authorized the creation of a new series of preferred stock denominated as Series A Common Stock Equivalent Convertible Preferred Stock (the “Series A Common Equivalent Preferred Stock”) with the preferences, rights and limitations described in the Certificate of Designation of Preferences, Rights and Limitations of the Series A Common Equivalent Preferred Stock, in the form attached hereto as Exhibit A (the “Certificate of Designation”).

G.       As contemplated by the Letter Agreement, pursuant to this Agreement (and subject to the terms and conditions hereof), in accordance with Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”), each Holder will exchange the number of its Owned Common Shares (with the specific Owned Common Shares, including the date or dates of issuance thereof, to be as designated by each Holder prior to the Effective Time (as defined below)) (the “Exchanged Common Shares”) set forth opposite such Holder’s name on Schedule B hereto for the number of shares (the “Preferred Shares”) of Series A Common Equivalent Preferred Stock set forth opposite such Holders name on Schedule B hereto, which Preferred Shares shall be convertible from time to time by the holder thereof into shares of Common Stock (the “Conversion Shares”) in accordance with the Certificate of Designation.

H.       In connection with the closing of the Mergers, the Company, the Holders and the other parties to the Registration Rights Agreement, dated as of March 10, 2020 (the “Existing RRA”) will enter into an Amended and Restated Registration Rights Agreement (the “A&R RRA”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

Article I.
exchange; closing

Section 1.01.      Exchange. Upon the terms, and subject to the satisfaction (or waiver) of the conditions set forth in Article IV, at the Closing (as defined below), each Holder and the Company hereby agree to exchange the number of Exchanged Common Shares set forth opposite such Holder’s name on Schedule B for the number of Preferred Shares set forth opposite such Holder’s name on Schedule B (the “Exchange”). The Company hereby acknowledges and agrees that the specific Owned Common Shares exchanged hereunder, including the date or dates of issuance thereof, shall be as designated by each Holder prior to the Effective Time.

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Section 1.02.      Closing and Settlement.

(a)               Subject to the satisfaction (or waiver) of the conditions set forth in Article IV, the closing of the Exchange (the “Closing”) shall occur immediately prior to the consummation of the Mergers and the PIPE Transactions (the “Effective Time”). At the Closing:

(i)                 each Holder shall deliver or cause to be delivered to the Company or its transfer agent a duly executed stock power, transfer agent instructions or other customary documents of conveyance or transfer, which shall transfer such Holder’s Exchanged Common Shares to the Company, or shall otherwise transmit (or cause its prime broker to transmit for such Holder’s account) such Holder’s Exchanged Common Shares to the Company through The Depository Trust Company’s Deposit/Withdrawal at Custodian (DWAC) system, in each case, free and clear of any mortgage, lien, pledge, charge, security interest, encumbrance, title retention agreement, option, equity or other adverse claim, limitation or restriction thereto (collectively, “Liens”) other than Permitted Liens (as defined below); and

(ii)              (A) the Company shall issue to each Holder or its designee such Holder’s Preferred Shares, and (B) the Company shall deliver to each Holder (or its designee) stock certificates, duly executed on behalf of the Company, representing such Holder’s Preferred Shares.

(b)               Effective as of the Effective Time, (i) each Holder shall be deemed for all corporate purposes to have become the legal, beneficial and record holder of the Preferred Shares entitled to exercise all rights (including conversion rights) as a holder thereof and (ii) the Exchanged Common Shares held by such Holder shall be deemed cancelled and retired, in each case, without any further action by any party, regardless of when the Exchanged Common Shares are actually delivered or surrendered to the Company or its transfer agent, or the Preferred Shares are issued and delivered to such Holder.

(c)               Effective as of the Effective Time, each Holder shall, automatically and irrevocably, without any further action by any party, surrender all voting rights in respect of the Exchanged Common Shares (but not, for the avoidance of doubt, any other Owned Common Shares, any Conversion Shares that are issued following the Closing upon conversion or exercise, as applicable, of any Preferred Shares or other securities held by the Holder as of the Effective Time). From and after the Closing, (i) the Holder shall not vote, and shall not be entitled to vote, any of the Exchanged Common Shares at any meeting of stockholders, or in connection with any written consent of stockholders, with respect to any matter and (ii) the Exchanged Common Shares shall not be considered present or entitled to vote or otherwise accounted for in connection with any meeting or vote that occurs following the Closing (including for purposes of determining the presence or absence of a quorum or the minimum vote required to approve any matter) regardless of whether the record date in respect of such meeting or written consent preceded the date of this Agreement. The Company acknowledges and confirms that it has not set a record date for any special meeting or any other meeting of stockholders (or for purposes of determining stockholders entitled to consent to any matter in writing) to be held following the consummation of the Mergers, and covenants and agrees that it shall use its reasonable best efforts to not fix a record date for any such meeting of its stockholders with respect to which a record date has not already been set until the Exchange has become effective, unless the Exchange shall not have become effective as a result of a Holder’s willful breach of this Agreement.

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Section 1.03.      Registration Rights Agreement. Notwithstanding anything to the contrary contained herein, the Conversion Shares issuable upon the conversion of the Preferred Shares, shall be entitled to the rights, privileges and benefits, and shall be subject to the limitations, applicable to the Exchanged Common Shares pursuant to the Existing RRA, as the same shall be amended and restated in accordance with the A&R RRA. Without limiting the foregoing, the Company acknowledges and agrees that the Conversion Shares shall constitute “Registrable Securities” within the meaning of the A&R RRA.

Section 1.04.      Continuing Lockup Restrictions. Each Holder acknowledges and agrees that, commencing on the date of the Closing (the “Closing Date”), the Preferred Shares issued in exchange for shares of Class B Common Stock issued to the Sponsor (the “Founder Shares”), together with any Conversion Shares (as defined below) issued upon the conversion of such Preferred Shares, shall be subject to the lock-up provisions set forth in the Amended and Restated Bylaws of the Company, the form of which is attached hereto as Exhibit B (the “A&R Bylaws”) and which are to be adopted by the Company and effective as of the consummation of the Mergers. The parties hereto acknowledge and agree that nothing contained in this Agreement is intended to limit, expand or otherwise modify or affect the restrictions on transfer set forth in the A&R Bylaws. For the avoidance of doubt, the restrictions on transfer set forth in the A&R Bylaws shall not be applicable to any Preferred Shares issued hereunder in exchange for any Exchanged Common Shares other than the Founder Shares (or any Conversion Shares issued upon the conversion of such Preferred Shares).

Article II.

REPRESENTATIONS AND WARRANTIES

Section 2.01.      Representations and Warranties of the Holders. Each Holder, severally and not jointly, hereby represents and warrants to the Company as of the date of this Agreement and as of the Effective Time as follows:

(a)               Incorporation and Authority. Such Holder is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Such Holder has all requisite limited partnership or limited liability company, as applicable, power to enter into, consummate the transactions contemplated by, and carry out its obligations under this Agreement. The execution and delivery by such Holder of this Agreement and the consummation by such Holder of the transactions contemplated by this Agreement have been duly authorized by all requisite limited liability company, limited partnership or other similar organizational action on the part of such Holder. This Agreement has been duly executed and delivered by such Holder. Assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes the legal, valid and binding obligation of such Holder, enforceable against it in accordance with its terms, subject in each case to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law).

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(b)               Non-Contravention.

(i)                 Neither the execution, delivery and performance by the Holder of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by such Holder with any of the provisions hereof or thereof, will (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Lien upon any of the properties or assets of such Holder under any of the terms, conditions or provisions of (i) its governing instruments or (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which such Holder is a party or by which it may be bound, or to which such Holder or any of the properties or assets of such Holder may be subject, or (B) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any Law, statute, ordinance, rule or regulation, permit, concession, grant, franchise or any judgment, ruling, order, writ, injunction or decree applicable to such Holder or any of their respective properties or assets, except in the case of clauses (A)(ii) and (B) for such violations, conflicts and breaches as would not reasonably be expected to materially and adversely affect such Holder’s ability to perform its respective obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis.

(ii)              Other than filings with the SEC which may be required under Section 16, Section 13(d) or Section 13(f) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), on the part of such Holder and other persons that may be deemed to beneficially own the Exchanged Common Shares or the Preferred Shares, no notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any Governmental Entity (as defined below), nor expiration or termination of any statutory waiting period, is necessary for the consummation by such Holder of the transactions contemplated by this Agreement.

(c)               Ownership of the Exchanged Common Shares. Such Holder owns of record and beneficially (as such term is defined in Rule 13d-3 under the Exchange Act) all of its Exchanged Common Shares free and clear of all Liens, other than Permitted Liens. Except pursuant to this Agreement, the Existing RRA, the Letter Agreement, the Sponsor Letter Agreement and the Stockholder Support Agreement (as defined in the Merger Agreement), there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which such Holder is a party relating to the pledge, disposition or voting of any of the Exchanged Common Shares with respect to or otherwise affecting the matters covered herein and there are no voting trusts or voting agreements with respect to the Exchanged Common Shares with respect to or otherwise affecting the matters covered herein. Upon delivery of the Exchanged Common Shares to the Company, such Holder will convey, or cause to be conveyed, to the Company good, valid and marketable title to the Exchanged Common Shares, free and clear of all Liens other than Permitted Liens.

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(d)               Brokers and Finders. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the consummation of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Holder.

Section 2.02.      Representations and Warranties of the Company. The Company hereby represents and warrants to each Holder as of the date of this Agreement and as of the Effective Time as follows:

(a)               Incorporation and Authority.

(i)                 The Company is duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has all requisite corporate or other applicable organizational power to (i) enter into, consummate the transactions contemplated by, and carry out its obligations under this Agreement, the Certificate of Designation, and each other agreement, document, instrument, schedule or certificate contemplated by this Agreement to be executed by the Company in connection with or as a condition to each Holder’s obligation to consummate the transactions contemplated hereunder (the “Ancillary Documents”), including the issuance of the Preferred Shares hereunder and the issuance of the Conversion Shares in accordance with the Certificate of Designation, and (ii) own, lease and operate its properties and carry on its business as presently conducted, and the Company is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except for any failure under clause (ii) that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (as defined below).

(ii)              The execution and delivery by the Company of this Agreement and each Ancillary Document, and the consummation by the Company of the transactions contemplated by this Agreement and the Ancillary Documents have been duly authorized by all requisite corporate or other similar organizational action on the part of the Company. Without limiting the foregoing, no stockholder approval is required in connection with the execution and delivery of this Agreement or any Ancillary Document, or the consummation of the transactions contemplated hereby or thereby (including the issuance of the Preferred Shares and all of the Conversion Shares issuable upon conversion thereof), including any stockholder approval that would be necessary to remain in compliance with the rules of the Nasdaq Stock Market LLC (“Nasdaq”) or required under the rules and regulations of the SEC or the General Corporation Law of the State of Delaware. This Agreement has been, and each Ancillary Document will be, duly executed and delivered by the Company. Assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes, and each of the Ancillary Documents will constitute, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject in each case to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law).

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(iii)            Neither the execution and delivery by the Company of this Agreement and each Ancillary Document, nor the consummation of the transactions contemplated hereby or thereby, nor compliance by the Company with any of the provisions hereof or thereof will (a) violate or conflict with the organizational documents of the Company, (b) conflict with or violate any Law applicable to the Company or by which any of its properties or assets is bound or subject or (c) result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time or both, would constitute a default) under, or give to any person any rights of termination, acceleration or cancellation of or result in the creation of any Lien on any of the assets or properties of the Company, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets is bound or subject, except, in the case of clauses (b) and (c), for any such conflicts, violations, breaches, defaults, terminations, accelerations, cancellations or creations as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The execution and delivery of this Agreement and the issuance (directly or indirectly) of Preferred Shares and the Conversion Shares is not, and will not be, subject to, or trigger, any preemptive rights, rights of first refusal, rights of first offer, notice rights, approval/consent rights, voting rights, review rights or similar rights of any third party and will not trigger any price reset or anti-dilution rights.

(iv)             Except for the filing of the Announcing Form 8-K (as defined below), compliance with any applicable state securities or blue sky laws and the filing of the Certificate of Designation with the Secretary of State of the State of Delaware, no consent or approval of, or filing or registration with, any Governmental Entity is necessary for the execution, delivery and performance by the Company of this Agreement or the Ancillary Documents, other than such other consents, approvals, filings or registrations that, if not obtained, made or given, would not, individually or in the aggregate, be material to the Company and its subsidiaries, taken as a whole.

(b)               Sale of Securities. The offer, issuance and sale of the Preferred Shares pursuant to this Agreement and the Conversion Shares in accordance with the Certificate of Designation are exempt from the registration and prospectus delivery requirements of the Securities Act and the rules and regulations promulgated thereunder pursuant to Section 3(a)(9) of the Securities Act. Neither the Company nor, to the Knowledge of the Company, any person acting on its behalf, has made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the offering or issuance of the Preferred Shares under this Agreement or the Conversion Shares under the Certificate of Designation to be integrated with prior offerings by the Company, and the Company covenants and agrees that, following the date hereof, it will not take any action or steps that would cause the offering or issuance of the Preferred Shares under this Agreement or the Conversion Shares under the Certificate of Designation to be integrated with other offerings, in each case, for purposes of (i) the Securities Act that would result in any applicable exemption from registration under the Securities Act not being available for the offer, sale or issuance of the Preferred Shares or the Conversion Shares or (ii) the stockholder approval provisions of Nasdaq. Neither the Company nor any other person acting on its behalf has paid any commission or remuneration that would render the exemption from registration under Section 3(a)(9) under the Securities Act unavailable in connection with the issuance of the Preferred Shares or any Conversion Shares.

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(c)               Shares. The Preferred Shares to be delivered to each Holder hereunder and the Conversion Shares have been duly authorized and, when issued pursuant to this Agreement or the Certificate of Designation, as applicable, shall be validly issued, fully paid and non-assessable and not subject to pre-emptive rights created by statute, the bylaws of the Company (as amended or modified from time to time prior to the Effective Time, the “Bylaws”) or the certificate of incorporation of the Company (as amended or modified from time to time prior to the date Effective Time, the “Certificate of Incorporation”) or any contract to which the Company is a party or is otherwise bound. As of the Effective Time, the Company shall have the right, authority and power to issue, assign and deliver the Preferred Shares and any Conversion Shares to each Holder. Upon delivery of such Preferred Shares and any Conversion Shares to each Holder, such Holder shall acquire good, valid and marketable title to the Preferred Shares or Conversion Shares, as applicable, free and clear of all Liens, other than restrictions on transfer imposed by applicable securities Laws or the A&R Bylaws. The Company has reserved from its duly authorized capital stock 6,351,000 shares of Common Stock for issuance hereafter upon conversion of the Preferred Shares (provided, in any event, that immediately following the consummation of the Mergers the Company shall have reserved from its duly authorized capital stock an a number of shares of Common Stock sufficient to satisfy the conversion in full of all outstanding Preferred Shares (without giving effect to the Beneficial Ownership Cap (as defined in the Certificate of Designation) and taking into account the forfeiture of Preferred Shares by the Sponsor in connection with the Mergers), as well as 10,000,000 shares of Common Stock for issuance upon conversion of the Deerfield PIPE Shares.

(d)               Capitalization.

(i)                 The total number of shares of all classes of capital stock which the Company is authorized to issue is 111,000,000 shares, which consists of (a) 110,000,000 shares of common stock, par value $0.0001 per share, comprised of 100,000,000 shares of Class A Common Stock and 10,000,000 shares of Class B Common Stock and (b) 1,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”), of which 175,000 shares are and immediately following the Effective Time shall be, designated and authorized as Series A Common Equivalent Preferred Stock. Schedule 2.02(d) to this Agreement sets forth the capitalization of the Company as of the date hereof, including the number of shares of Common Stock and Preferred Stock: (i) issued and outstanding; (ii) issuable upon exercise or conversion of options, warrants, restricted unit awards, purchase rights, indebtedness and other securities, in each case, whether or not vested; (iii) reserved for issuance (directly or indirectly) pursuant to any equity incentive plans. All of the issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive or similar rights. The Company does not have outstanding stockholder purchase rights or “poison pill” or any similar arrangement in effect.

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(ii)              No bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exchangeable for, securities having the right to vote) on any matters on which the stockholders of the Company may vote (“Voting Debt”) are issued and outstanding. Except as set forth in Schedule 2.02(d), the Company does not have and is not bound by any outstanding options, preemptive rights, rights of first offer, warrants, calls, commitments or other rights or agreements calling for the purchase, sale or issuance of, or securities or rights convertible into, or exchangeable for, any shares of Common Stock, Preferred Stock or any other equity securities of the Company or Voting Debt or any securities representing the right to purchase or otherwise receive any shares of capital stock of the Company (including any rights plan or agreement).

(e)               Brokers and Finders. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the consummation of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or its Affiliates.

(f)                Anti-Takeover Provisions. The Company and its board of directors have taken all necessary action, if any, in order to render inapplicable any “control share acquisition,” “interested stockholder,” “business combination,” “fair price,” “moratorium,” or other similar anti-takeover provision under the Certificate of Incorporation, Bylaws or other organizational documents or the Laws of the State of Delaware which is applicable to each Holder as a result of the consummation of the transactions contemplated by this Agreement and the Ancillary Documents in the manner contemplated hereby and thereby, including the Company’s issuance of the Preferred Shares and the Conversion Shares and each Holder’s ownership of the Preferred Shares and the Conversion Shares.

(g)               Investment Company Status. Neither the Company nor any of its subsidiaries in an “investment company,” and, to the Company’s Knowledge, neither the Company nor any of its subsidiaries is a company controlled by an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended.

(h)               Certificate of Designation. The Certificate of Designation has been filed with the Secretary of State of the State of Delaware, has become effective and has not have been rescinded or revoked.

Article III.
COVENANTS

Section 3.01.      Reservation of Shares. On and after the date hereof, the Company shall at all times reserve and keep available, free of preemptive or similar rights, a sufficient number of shares of Common Stock for the purpose of enabling the Company to issue all of the Conversion Shares pursuant to the Certificate of Designation (without regard to the Beneficial Ownership Cap ).

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Section 3.02.      Certain Stockholders’ Rights Plans. At any time that any Preferred Shares or Conversion Shares remain outstanding, the Company shall not adopt any stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan that is applicable to each Holder unless the Company has excluded each Holder from the definition of “acquiring person” (or such similar term) as such term is defined in such anti-takeover agreement to the extent of such Holder’s beneficial ownership of Preferred Stock or Common Stock owned as of the date any such agreement or plan is adopted by the Company.

Section 3.03.      Blue Sky Filings. The Company shall make all filings, if any, under applicable securities or “Blue Sky” Laws of the states of the United States as shall be necessary in connection with the offering and sale of the Preferred Shares and the Conversion Shares.

Section 3.04.      Listing. At or prior to the Closing, the Company shall timely submit a duly completed Listing of Additional Shares Notification Form (together with all requisite supporting documentation) to Nasdaq covering the Conversion Shares.

Section 3.05.      No Exchange Act Registration. For so long as any Preferred Shares remain outstanding, the Company shall not register, or permit the registration of, the Series A Common Equivalent Preferred Stock under the Exchange Act.

Section 3.06.      Disclosure. At or prior to 5:30 p.m. (New York City time) on the fourth business day following the date hereof, the Company shall file with the SEC one or more Forms 8-K describing the terms of the transactions contemplated by this Agreement and the Ancillary Documents, and including as exhibits to such Form(s) 8-K this Agreement and the form of Certificate of Designation, without redaction (including all schedules, exhibits, appendices hereto and thereto) (such Form or Forms 8-K, collectively, the “Announcing Form 8-K”).

Section 3.07.      No Additional Issuances. From and after the filing of the Certificate of Designation with the Secretary of State of the State of Delaware, without the prior written consent of the Deerfield Holders, except for the issuance of the PIPE Shares to the Deerfield Holders and any other issuances of Series A Common Equivalent Preferred Stock to the Holders and their respective Affiliates, the Company shall not issue or agree to issue any shares of Series A Common Equivalent Preferred Stock other than pursuant to this Agreement.

Section 3.08.      Certain Securities Law Matters.

(a)               The Company represents, warrants, acknowledges and agrees that (i) for purposes of Rule 144 under the Securities Act, each Holder’s holding period for the Securities, shall be deemed to have commenced on the date such Holder acquired the Exchanged Common Shares from the Company or an affiliate of the Company (or such earlier date as may be permitted pursuant to Rule 144 under the Securities Act) and, (ii) Preferred Shares issued to any Holder in exchange for any Exchanged Common Shares that are not “restricted securities” (within the meaning of Rule 144 under the Securities Act) immediately prior to the Effective Time, including, for the avoidance of doubt, Exchanged Common Shares acquired by a Holder in the Company’s initial public offering, together with the Conversion Shares issuable upon the conversion of such Preferred Shares, shall take on the registered/unrestricted character of such Exchanged Common Shares and the Unrestricted Condition specified in clause (A) of Section 6(d)(ii) of the Certificate of Designation shall be deemed to have been satisfied in respect of such Securities.

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(b)               The Company acknowledges and agrees that so long as Stephen Hochberg serves on the Board each of the Holders and their respective Affiliates that beneficially owns (for any purpose of Section 16 of the 1934 Act) any shares of Common Stock (or any derivative securities with respect thereto) shall be a “director by deputization” for purposes of Section 16 of the 1934 Act, including Rule 16b-3 thereunder and related guidance of the SEC, and the Company agrees not to take any contrary position. The Company further acknowledges and agrees that, to the extent Section 16 is applicable to the transactions contemplated hereby and/or the conversion of the Preferred Shares into Common Stock, the Exchange and the direct and indirect issuance (or deemed issuance) to the Holders and their respective Affiliates of the Preferred Shares and the Conversion Shares issuable upon the conversion of the Preferred Stock have been approved by the Company’s board of directors for purposes of Rule 16b-3 under the Exchange Act (the “Section 16 Approval”). Prior to the Effective Time, the Company shall provide to the Holders excerpts of resolutions of the Company’s board of directors embodying the Section 16 Approval, certified by the secretary of the Company.

(c)               Each Holder undertakes that, while a registration statement covering the sale or resale of the Conversion Shares is effective under the Securities Act, such Holder will only sell or otherwise transfer such Conversion Shares pursuant to an effective registration statement or pursuant to Rule 144 under the Securities Act (if available), and if any Conversion Shares are sold pursuant to a registration statement, they will be sold in compliance with the plan of distribution set forth therein. The Company acknowledges and agrees that the foregoing undertaking by each Holder constitutes an “Undertaking” (within the meaning of such term in the Certificate of Designation) of such Holder and that no additional undertaking by or on behalf of such Holder shall be required to satisfy clause (B) of the definition of “Unrestricted Conditions” under the Certificate of Designation unless this undertaking is withdrawn in writing by such Holder.

Article IV.
CONDITIONS.

Section 4.01.      Conditions to the Company’s and each Holder’s Obligations. The obligations of each Holder, on the one hand, and the Company, on the other hand, to consummate the Exchange and effect the Closing are subject to the satisfaction at the Closing of the following condition: no temporary restraining order, preliminary or permanent injunction or other judgement or order issued by any Governmental Entity shall have been issued, and no Law shall be in effect, restraining, enjoining, making illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

Section 4.02.      Conditions to the Company’s Obligations. The obligation of the Company to consummate the Exchange and effect the Closing is subject to the satisfaction at or prior to the Closing of the following conditions:

(a)               Each Holder shall have delivered to the Company at the Closing the deliverables set forth in Section 1.02(a)(i); and

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(b)               The representations and warranties of the Holder contained in Section 2.01 shall be true and correct as of the date when made and as of the Closing Date as though made as of such date (except for representations and warranties that speak as of a specific date, which shall be true and correct in all material respects as of such date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to materially impair or delay the Holder’s ability to perform or comply with its obligations under this Agreement or to consummate the transactions contemplated hereby, and the Holder shall have in all material respects performed, satisfied and complied with the covenants, agreements and conditions required hereunder to be performed, satisfied or complied with by the Holder at or prior to the Closing Date.

Section 4.03.      Conditions to the Holder’s Obligations. The obligation of the Holder to consummate the Exchange and effect the Closing is subject to the satisfaction at or prior to (or in the case of Subsection 4.03(f), substantially contemporaneously with) the Closing of the following conditions:

(a)               The Company shall have delivered to the Holder at the Closing the deliverables set forth in Section 1.02(a)(ii);

(b)               The representations and warranties of the Company contained in Section 2.02 (disregarding all qualifications as to materiality set forth therein) shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made as of such date (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such date), and the Company shall have in all material respects performed, satisfied and complied with the covenants, agreements and conditions required hereunder to be performed, satisfied or complied with by the Holder at or prior to the Closing Date;

(c)               The Company shall have delivered to the Holder a copy of the Certificate of Designation that has been filed with the Secretary of State of the State of Delaware;

(d)               The Holder (or their counsel) shall have received customary legal opinions from White & Case LLP, as counsel to the Company, containing the opinions substantially in the form set forth in Schedule C;

(e)               Nasdaq shall have completed its review of a “Listing of Additional Shares Notification Form” for listing of the Conversion Shares on the Nasdaq Capital Market;

(f)                The consummation of the Mergers and the PIPE Transaction shall be occurring immediately following the Closing; The Existing RRA shall have been amended and restated as set forth in the A&R RRA.

Article V.
MISCELLANEOUS

Section 5.01.      Entire Agreement. This Agreement, together with the Certificate of Designation, constitute the entire agreement, and supersede all other prior and contemporaneous agreements and understandings, both oral and written (including the Letter Agreement), among the Holders and the Company with respect to the subject matter hereof.

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Section 5.02.      Amendments and Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed by the Company and the Holders. No waiver of any breach or default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent breach or default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

Section 5.03.      Successors and Assigns. All of the covenants and provisions of this Agreement by or for the benefit of the Holders or the Company shall bind and inure to the benefit of their respective successors and permitted assigns. No party hereunder may assign its rights or obligations hereunder without the prior written consent of the other parties hereto, except that any Holder may assign its rights hereunder to any assignee or transferee of Preferred Shares or Conversion Shares after the Effective Time.

Section 5.04.      Counterparts; Effectiveness. This Agreement and any amendment hereto may be executed and delivered in any number of counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. In the event that any signature to this Agreement or any amendment hereto is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof. No party hereto shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that such signature was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation or enforceability of a contract, and each party hereto forever waives any such defense.

Section 5.05.      Effect of Headings. The section and subsection headings herein are for convenience only and not part of this Agreement and shall not affect the interpretation thereof.

Section 5.06.      Further Assurances. The parties hereby agree, from time to time, as and when reasonably requested by any other party hereto, to execute and deliver or cause to be executed and delivered, all such documents, instruments and agreements, including secretary’s certificates, stock powers and irrevocable transfer agent instructions, and to take or cause to be taken such further or other action, as may be reasonably necessary or desirable in order to carry out the intent and purposes of this Agreement (including to effectuate the surrender of voting rights as contemplated by Section 1.02(c)).

Section 5.07.      No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

Section 5.08.      Termination. Except to the extent otherwise agreed in writing by each Holder prior to the Closing, this Agreement shall terminate and be of no further force or effect if the Merger Agreement is terminated prior to the “Closing” (as defined in the Merger Agreement).

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Section 5.09.      Governing Law. This Agreement will be governed by and construed in accordance with the Laws of the State of Delaware. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the state and federal courts located in the State of Delaware for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby. The parties hereby irrevocably and unconditionally consent to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such action, suit or proceeding and irrevocably waive, to the fullest extent permitted by Law, any objection that they may now or hereafter have to the laying of the venue of any such action, suit or proceeding in any such court or that any such action, suit or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such action, suit or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 5.11 shall be deemed effective service of process on such party.

Section 5.10.      WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 5.11.      Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally or by electronic mail (so long as such transmission does not generate an error message or notice of non-delivery), (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

If to the Holder:

c/o Deerfield Management Company L.P.
345 Park Avenue South, 12th Floor
New York, NY 10010
Attn: Legal Department
Email: legalnotice@deerfield.com

with a copy to:

Katten Muchin Rosenman LLP
525 W. Monroe Street
Chicago, Illinois 60661
Attn: Mark D. Wood, Esq.
Email: mark.wood@katten.com

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If to the Company (prior to the Closing):

DFP Healthcare Acquisitions Corp.

345 Park Avenue South

New York, New York 10010
Attention: Christopher Wolfe

E-mail: chris.wolfe@dfphealthcare.com

with a copy to:

White & Case LLP
609 Main Street, Suite 2900
Houston, TX 77002
Attention: Jason A. Rocha

E-mail: Jason.rocha@whitecase.com

If to the Company (after the Closing):

The Oncology Institute Inc.

18000 Studebraker Rd. Suite 800

Cerritos, CA 90703

Attention: Brad Hively

E-mail: bradhively@theoncologyinstitute.com

with copies (which shall not constitute notice) to:

Latham & Watkins LLP

355 South Grand Avenue, Suite 100

Los Angeles, CA 90071

Attention: Steven Stokdyk

                  Brian Duff

E- mail: Steven.Stokdyk@lw.com

              Brian.Duff@lw.com

Section 5.12.      Interpretation; Other Definitions. Wherever required by the context of this Agreement, the singular shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa, and references to any agreement, document or instrument shall be deemed to refer to such agreement, document or instrument as amended, supplemented or modified from time to time. All article, section, paragraph or clause references not attributed to a particular document shall be references to such parts of this Agreement, and all exhibit, annex, letter and schedule references not attributed to a particular document shall be references to such exhibits, annexes, letters and schedules to this Agreement. In addition, the following terms are ascribed the following meanings:

(a)               the word “or” is not exclusive;

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(b)               the words “including,” “includes,” “included” and “include” are deemed to be followed by the words “without limitation”;

(c)               the terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision;

(d)               “beneficial owner,” “beneficially own” or “beneficial ownership” has the meaning assigned to such term in Rule 13d-3 under the Exchange Act, and a person or entity’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule (in each case, irrespective of whether or not such Rule is actually applicable in such circumstance);

(e)               the term “business day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in New York, New York generally are authorized or required by Law or other governmental action to close; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in New York, New York generally are open for use by customers on such day; and

(f)                the term “person” has the meaning given to it in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act.

(g)               “Affiliate” means, with respect to any specified person, any other person that, at the time of determination, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified person. Without limiting the foregoing, with respect to the Holder, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Holder shall be deemed an Affiliate of such Holder.

(h)               “Company Material Adverse Effect” means any change, effect, event, occurrence, condition, state of facts or development that, either alone or in combination, has had, or would be reasonably expected to have, (a) a materially adverse effect on the business, operations, assets, liabilities or condition (financial or otherwise) or results of operations of the Company, taken as a whole or (b) a material impairment on or material delay in the ability of the Company to perform its material obligations under this Agreement or any Ancillary Document or to consummate the transactions contemplated by this Agreement and/or the Ancillary Documents.

(i)                 “Governmental Entity” means any court, administrative or regulatory agency or commission or other governmental or arbitral body or authority or instrumentality, including the SEC and any state-controlled or owned corporation or enterprise, in each case whether federal, state, local or foreign, and any applicable industry self-regulatory organization (including Nasdaq).

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(j)                 “Knowledge of the Company” means the actual knowledge after reasonable inquiry of one or more of Brad Hively or Scott Dalgleish.

(k)               “Law” means any federal, state, local or foreign law, statute or ordinance, or any rule, code, treaty, constitution, regulation, judgment, order, writ, injunction, ruling, decree, administrative interpretation or agency requirement of any Governmental Entity.

(l)                 “Permitted Liens” means (i) Liens arising under this Agreement, the IRA or any other agreement to which the Company is a party, (ii) Liens imposed by the Company and (iii) restrictions on transfer arising under applicable securities laws.

Section 5.13.      Captions. The article, section, paragraph and clause captions herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.

Section 5.14.      Severability. If any provision of this Agreement or the application thereof to any person (including the officers and directors of the parties hereto) or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

Section 5.15.      No Third Party Beneficiaries. Nothing contained in this Agreement, expressed or implied, is intended to confer upon any person or entity other than the parties hereto (and their permitted assigns), any benefit, right or remedies.

Section 5.16.      Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, without the necessity of posting bond or other undertaking or proving economic damages, the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity, and in the event that any action or suit is brought in equity to enforce the provisions of this Agreement, and no party will allege, and each party hereby waives, the defense or counterclaim that there is an adequate remedy at law.

[The remainder of this page is intentionally left blank—signature pages follow]

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IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed as of the date first written above.

THE COMPANY:

DFP HEALTHCARE ACQUISITIONS CORP.

By:	/s/ Christopher Wolfe
Name:	Christopher Wolfe
Title:	Chief Financial Officer

[Signature page to Exchange Agreement]

THE HOLDERS:

DEERFIELD PARTNERS, L.P.

By:	Deerfield Mgmt, L.P., General Partner
By:	J.E. Flynn Capital, LLC, General Partner

By:	/s/ David J. Clark
Name:	David J. Clark
Title:	Authorized Signatory

DEERFIELD PRIVATE DESIGN FUND IV, L.P.

By:	Deerfield Mgmt IV, L.P., General Partner
By:	J.E. Flynn Capital IV, LLC, General Partner

By:	/s/ David J. Clark
Name:	David J. Clark
Title:	Authorized Signatory

DFP SPONSOR LLC

By:	/s/ Lawrence Atinsky
Name:	Lawrence Atinsky
Title:	Manager

[Signature page to Exchange Agreement]

Schedule A

Owned Common Shares and Warrants

Holder	Equity Type	Record Holder	Number of Shares Held	Public Warrants	Private Warrants
Deerfield Private Design Fund IV, L.P.	Class A Common Stock	The Depository Trust Company or its nominee	2,500,000	625,000	--
Deerfield Partners, L.P.	Class A Common Stock	The Depository Trust Company or its nominee	2,500,000	625,000	--
DFP Sponsor LLC	Class B Common Stock	DFP Sponsor LLC	5,360,000	--	3,733,334

Schedule B

Exchanged Common Shares

Holder	Exchanged Common Shares	Preferred Shares
Deerfield Private Design Fund IV, L.P.	894,523	8,945.23
Deerfield Partners, L.P.	894,523	8,945.23
DFP Sponsor LLC	5,360,000	53,600

Schedule 2.02(d)

(1)	23,000,000 shares of Class A common stock, par value $0.0001 (“Class A Stock”), issued and outstanding.

5,750,000 shares of Class B common stock, par value $0.0001 issued and outstanding.

0 shares of preferred stock issued and outstanding.

(ii) 9,483,334 warrants issued and outstanding convertible for 9,483,334 shares of Class A Stock.

(iii) None.

Exhibit A

Certificate of Designation

DFP HEALTHCARE ACQUISITIONS CORP.

CERTIFICATE OF DESIGNATION OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
SERIES A COMMON STOCK EQUIVALENT CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 151(g) OF THE
DELAWARE GENERAL CORPORATION LAW

DFP HEALTHCARE ACQUISITIONS CORP., a Delaware corporation (the “Company”), in accordance with the provisions of Section 103 of the Delaware General Corporation Law (the “DGCL”), does hereby certify that, in accordance with Section 151 of the DGCL, the following resolution was duly adopted by the Board of Directors of the Company (the “Board”) on November 12, 2021:

RESOLVED, that, pursuant to the authority granted to and vested in the Board in accordance with the provisions of the Company’s Amended and Restated Certificate of Incorporation, the Board hereby authorizes a series of preferred stock, par value $0.0001 per share, of the Company, classified as “Series A Common Stock Equivalent Convertible Preferred Stock” consisting of such number of shares as may be determined by the authorized officer to allow for the exchange of shares of the Company’s common stock by the Deerfield Funds (as defined below) and the Sponsor (as defined below), and with such voting powers and preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, as set forth below:

SERIES A COMMON STOCK EQUIVALENT CONVERTIBLE PREFERRED STOCK

Section 1.                Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 144 under the Securities Act. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. With respect to a Holder, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Holder will be deemed to be an Affiliate of such Holder.

“Alternate Consideration” shall have the meaning set forth in Section 7(b).

“Attribution Parties” means, with respect to any Person, such Person’s Affiliates, and any other Person whose beneficial ownership of Class A Common Stock would be aggregated with such Person’s for purposes of Section 13(d) of the Exchange Act, including shares held by any “group” of which such Person is a member.

“Beneficial Ownership Cap” shall have the meaning set forth in Section 6(b).

“Board” shall have the meaning set forth in the preamble.

“Business Day” means any weekday that is not a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to be closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home,” “shelter-in-place,” “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York generally are open for use by customers on such day.

“By-Laws” means the By-Laws of the Company, as may be amended from time to time.

“Certificate of Designation” means this Certificate of Designation of Preferences, Rights and Limitations of Series A Common Stock Equivalent Convertible Preferred Stock, as may be amended from time to time.

“Certificate of Incorporation” means the Second Amended and Restated Certificate of Incorporation, as may be amended from time to time.

“Class A Common Stock” means (i) the Company’s Class A common stock, par value $0.0001 per share, and (ii) any capital stock into which such common stock shall have been changed or any share capital resulting from a reclassification of such common stock.

“Common Stock Equivalents” means any securities of the Company or its subsidiaries that would entitle the holder thereof to acquire at any time Class A Common Stock, including any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Class A Common Stock.

“Company” shall have the meaning set forth in the preamble.

“Conversion Date” shall have the meaning set forth in Section 6(a).

“Conversion Rate” shall have the meaning set forth in Section 6(a).

“Conversion Shares” means, collectively, the shares of Class A Common Stock issuable upon conversion of the shares of Series A Common Equivalent Preferred Stock in accordance with the terms hereof.

“Deerfield Funds” means Deerfield Private Design Fund IV, L.P. and Deerfield Partners, L.P., collectively.

“DGCL” shall have the meaning set forth in the preamble.

“DTC” shall have the meaning set forth in Section 6(c)(i).

“DWAC” shall have the meaning set forth in Section 6(c)(i).

“Eligible Market” means the New York Stock Exchange, Inc., the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market or the Nasdaq Global Select Market (or, in each case, any successor thereto).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Form 10 Disclosure Filing Date” means the date on which the Company shall file with the SEC a Current Report on Form 8-K that includes current “Form 10 information” (within the meaning of Rule 144) reflecting the Company’s status as an entity that is no longer an issuer described in paragraph (i)(1)(i) of Rule 144.

“Fundamental Transaction” shall have the meaning set forth in Section 7(b).

“Holder” means each holder of any outstanding shares of Series A Common Equivalent Preferred Stock. Such holders are referred to collectively as the “Holders.”

“Independent Third Party Transferee” has the meaning set forth in Section 6(d)(iii).

“Junior Securities” shall have the meaning set forth in Section 5(a).

“Mandatory Conversion” has the meaning set forth in Section 6(e).

“Mandatory Conversion Notice” has the meaning set forth in Section 6(e).

“Market Disruption Event” means, with respect to any date, the occurrence or existence, during the one-half hour period ending at the scheduled close of trading on such date on the principal U.S. national or regional securities exchange or other market on which the Class A Common Stock is listed for trading or trades, of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Class A Common Stock or in any options contracts or futures contracts relating to the Class A Common Stock.

“Notice of Conversion” shall have the meaning set forth in Section 6(a).

“Parity Securities” shall have the meaning set forth in Section 5(a).

“Person” means any individual, sole proprietorship, partnership (general or limited), limited liability company, joint venture, company, trust (statutory or common law), unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental or regulatory agency.

“Preferred Stock” means the Company’s preferred stock, par value $0.0001 per share, whether designated or undesignated and, if designated, of any class or series, as authorized under the Certificate of Incorporation.

“Principal Market” means, with respect to the Class A Common Stock, the principal Eligible Market on which the Class A Common Stock is listed, and with respect to any other security, the principal securities exchange or trading market for such security.

“Registered Equity Security” means an “equity security” within the meaning of Rule 13d-1(i) under the Exchange Act.

“Requisite Majority” means the holders of a majority of the shares of Series A Common Equivalent Preferred Stock.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Securities” shall have the meaning set forth in Section 5(a).

“Series A Common Equivalent Liquidation Amount” means, with respect to each share of Series A Common Equivalent Preferred Stock, an amount equal to $0.0001.

“Series A Common Equivalent Preferred Stock” shall have the meaning set forth in Section 2(a).

“Series A Common Equivalent Preferred Stock Register” shall have the meaning set forth in Section 2(b).

“Share Delivery Date” shall have the meaning set forth in Section 6(c)(i).

“Sponsor” means DFP Sponsor LLC.

“Standard Settlement Period” means the standard settlement period for equity trades effected by U.S. broker-dealers, expressed in a number of Trading Days, as in effect on the applicable date (which, as of the date hereof, is two Trading Days).

“Trading Day” means a day on which the Class A Common Stock is traded for any period on the Principal Market and on which there has not occurred a Market Disruption Event.

“Transferee Conversion” has the meaning set forth in Section 6(d)(iii).

“Transferee Conversion Notice” has the meaning set forth in Section 6(d)(iii).

“Undertaking” shall have the meaning set forth in Section 6(d).

“Unrestricted Conditions” shall have the meaning set forth in Section 6(d)(ii).

Section 2.                Designation, Amount and Par Value; Assignment.

a)                  The series of preferred stock designated by this Certificate of Designation shall be designated as the Company’s Series A Common Stock Equivalent Convertible Preferred Stock (the “Series A Common Equivalent Preferred Stock”), and the number of shares so designated shall be 175,000 (which shall not be subject to increase (whether by amendment, merger, consolidation or otherwise) without the written consent of the Requisite Holder Majority and shall be designated from the 1,000,000 shares of Preferred Stock authorized to be issued under the Certificate of Incorporation. Each share of Series A Common Equivalent Preferred Stock shall have a par value of $0.0001 per share.

b)                  The Company shall register, or cause its Transfer Agent to register, shares of the Series A Common Equivalent Preferred Stock upon records to be maintained by the Company or its Transfer Agent for that purpose (the “Series A Common Equivalent Preferred Stock Register”), in the name of the Holders thereof from time to time. The Company may deem and treat the registered Holder of shares of Series A Common Equivalent Preferred Stock as the absolute owner thereof for the purpose of any conversion thereof and for all other purposes. The Company shall register, or cause its Transfer Agent to register, the transfer of any shares of Series A Common Equivalent Preferred Stock in the Series A Common Equivalent Preferred Stock Register, upon surrender of the certificates evidencing such shares to be transferred, duly endorsed by the Holder thereof, to the Company at its address specified herein. Upon any such registration or transfer, a new certificate evidencing the shares of Series A Common Equivalent Preferred Stock so transferred shall be issued to the transferee and a new certificate evidencing the remaining portion of the shares not so transferred, if any, shall be issued to the transferring Holder, in each case, within three Business Days.

Section 3.                Dividends.

a)                  Holders shall be entitled to participate equally and ratably with the holders of shares of Class A Common Stock in all cash dividends paid on the shares of Class A Common Stock based on the number of shares of Class A Common Stock held by each such holder (determined on an as-converted to Class A Common Stock basis, based on the then-effective Conversion Rate and without giving effect to the Beneficial Ownership Cap (as defined below)) as of the record date fixed for determining those entitled to receive such distribution.

b)                  In the event the Company shall declare a distribution on the Class A Common Stock payable in securities of other Persons, evidences of indebtedness issued by the Company or other Persons or other assets (excluding cash dividends distributed in accordance with Section 3(a)), including options or rights to purchase any such securities or evidences of indebtedness or securities convertible into any of the foregoing, then, in each such case the holders of the Series A Common Equivalent Preferred Stock shall be entitled to a proportionate share of any such distribution pursuant to this Section 3(b) as though they were the holders of the number of shares of Class A Common Stock into which their shares of Series A Common Equivalent Preferred Stock are convertible based on the then-effective Conversion Rate (without giving effect to the Beneficial Ownership Cap) as of the record date fixed for the determination of the holders of Class A Common Stock of the Company entitled to receive such distribution. Notwithstanding anything herein to the contrary, (i) any distribution on the Class A Common Stock in the form of Class A Common Stock or any Common Stock Equivalents shall be subject to the terms of Section 7(a) and not this Section 3(b), and (ii) the conversion, exchange or exercise of any Common Stock Equivalent distributed in respect of shares of Series A Common Equivalent Preferred Stock into or for Class A Common Stock shall be subject to the provisions of Section 6(b) hereof, as if incorporated directly in such Common Stock Equivalent, mutatis mutandis.

Section 4.                Voting Rights. Except as otherwise provided herein or as otherwise required by the DGCL, the Series A Common Equivalent Preferred Stock shall have no voting rights. However, as long as any shares of Series A Common Equivalent Preferred Stock are outstanding, in addition to any other requirement of the DGCL or the Certificate of Incorporation, without the affirmative vote or written consent of the Requisite Majority Holders, the Company shall not (by amendment, merger or otherwise) (a) alter or change the powers, preferences or rights of the Series A Common Equivalent Preferred Stock so as to affect them adversely or otherwise alter or amend this Certificate of Designation, or (b) amend, modify or repeal any provision of the Certificate of Incorporation or the By-Laws in a manner that would adversely affect or otherwise impair the rights of the Holders pursuant to this Certificate of Designation relative to the holders of shares of Class A Common Stock; provided, that, the Company shall not be required to obtain the consent of any holders of Series A Common Equivalent Preferred Stock (in their capacity as such) in order to effect a Fundamental Transaction, provided such Fundamental Transaction is effected in accordance with Section 7(b). Notwithstanding any provision of the Certificate of Incorporation or the By-Laws to the contrary, any vote of the holders of Series A Common Equivalent Preferred Stock required under the terms of the DGCL, this Certificate of Designation or otherwise may be taken by written consent or electronic transmission.

Section 5.                Rank; Liquidation.

a)                  Rank. The Series A Common Equivalent Preferred Stock shall rank (i) senior to all of the Class A Common Stock; (ii) senior to any class or series of capital stock of the Company hereafter created specifically ranking by its terms junior to any Series A Common Equivalent Preferred Stock (“Junior Securities”); (iii) on parity with any class or series of capital stock of the Company created specifically ranking by its terms on parity with the Series A Common Equivalent Preferred Stock (“Parity Securities”); and (iv) junior to any class or series of capital stock of the Company hereafter created specifically ranking by its terms senior to any Series A Common Equivalent Preferred Stock (“Senior Securities”), in each case, as to dividends or distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntarily or involuntarily.

b)                  Liquidation, Dissolution, or Winding Up. Subject to any superior liquidation rights of the holders of any Senior Securities of the Company and the rights of the Company’s existing and future creditors, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, each Holder shall be entitled to be paid out of the assets of the Company legally available for distribution to stockholders, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of the Class A Common Stock and Junior Securities and pari passu with any distribution to the holders of Parity Securities, an amount equal to the greater of (i) the sum of the Series A Common Equivalent Liquidation Amount for each share of Series A Common Equivalent Preferred Stock held by such Holder and an amount equal to any dividends declared but unpaid thereon and (ii) the amount the Holders would have received had such Holders, immediately prior to such voluntary or involuntary liquidation, dissolution or winding up of the Company, converted such shares of Series A Common Equivalent Preferred Stock into Class A Common Stock (based on the then effective Conversion Rate and without giving effect to the Beneficial Ownership Cap or any other limitations on conversion set forth herein). Holders of Series A Common Equivalent Preferred Stock shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company other than what is expressly provided for in this Section 5 and will have no right or claim to any of the Company’s remaining assets.

Section 6.                Conversion.

a)                  Conversions at Option of Holder. Shares of Series A Common Equivalent Preferred Stock shall be convertible, at any time and from time to time from and after the date of issuance, at the option of the Holder thereof, into fully paid and non-assessable shares of Class A Common Stock at the rate of 100 shares of Class A Common Stock for each share of Series A Common Equivalent Preferred Stock held by such Holder, subject to adjustment as provided herein (the “Conversion Rate”). Holders shall effect conversions by providing the Company with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”) duly completed. The Notice of Conversion shall specify the number of shares of Series A Common Equivalent Preferred Stock to be converted. The “Conversion Date,” or the date on which a conversion shall be deemed effective, shall be defined as the Trading Day that the completed Notice of Conversion is sent by electronic mail or facsimile to, and received during regular business hours by, the Company. The calculations and entries set forth in the Notice of Conversion shall control in the absence of verifiable mathematical error. Shares of Series A Common Equivalent Preferred Stock converted into Class A Common Stock in accordance with the terms hereof shall be canceled and shall not be reissued. Shares of Series A Common Equivalent Preferred Stock so converted shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series A Common Equivalent Preferred Stock as set forth in Section 8(h). No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise be required, and no Holder shall be required to physically surrender any certificate(s) representing the Series A Common Equivalent Preferred Stock to the Company until all shares of Series A Common Equivalent Preferred Stock represented by such certificate(s) have been converted in full, in which case the applicable Holder shall surrender such certificate(s) to the Company for cancellation on the date the final Notice of Conversion is delivered to the Company. Delivery of a Notice of Conversion with respect to a partial conversion shall have the same effect as cancellation of the original certificate(s) representing such shares of Series A Common Equivalent Preferred Stock and issuance of a certificate representing the remaining shares of Series A Common Equivalent Preferred Stock. In accordance with the preceding sentence, upon the written request of the applicable Holder and the surrender of certificate(s) representing Series A Common Equivalent Preferred Stock, the Company shall, within three Trading Days of such request, deliver to such Holder certificate(s) (as specified by such Holder in such request) representing such remaining shares of Series A Common Equivalent Preferred Stock.

b)                  Beneficial Ownership Limitation. Notwithstanding anything herein to the contrary, the Company shall not effect any conversion of the Series A Common Equivalent Preferred Stock, and a Holder shall not have the right to convert any portion of the Series A Common Equivalent Preferred Stock, to the extent that, upon such conversion, the number of shares of Class A Common Stock then beneficially owned by such Holder and its Attribution Parties, but excluding shares beneficially owned by virtue of the ownership of securities or rights to acquire securities that have limitations on the right to convert, exercise or purchase similar to the limitation set forth hereinafter, would exceed 4.9% of the total number of shares of Class A Common Stock then issued and outstanding (the “Beneficial Ownership Cap”); provided that the Beneficial Ownership Cap shall not apply to the extent that the Class A Common Stock is not deemed to constitute a Registered Equity Security. For purposes hereof, the Company may rely, in good faith, on the Beneficial Ownership Representation (as defined below) deemed to be made by such Holder by its delivery of a Notice Conversion to the Company. For purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and applicable regulations of the SEC, and the percentage beneficially owned by such Holder shall be determined in a manner consistent with the provisions of Section 13(d) of the Exchange Act. For purposes hereof, each Holder may rely on the number of outstanding shares of Class A Common Stock as set forth in the Company’s most recent annual report filed with the SEC, or any report filed by the Company with the SEC subsequent thereto, in each case, unless the Company has confirmed to such Holder the number of shares of Class A Common Stock outstanding as provided in the next sentence (in which case such Holder may rely upon such confirmation). Upon the written request of such Holder, the Company shall, within two Trading Days, confirm in writing to such Holder the number of shares of Class A Common Stock then outstanding. Each delivery of a Notice of Conversion by a Holder will constitute a representation by such Holder that it has evaluated the limitation set forth in this paragraph and determined that the issuance of the full number of shares of Class A Common Stock requested in such Notice of Conversion is permitted under this paragraph (the “Beneficial Ownership Representation”). For purposes of this Section 6(b), the number of shares of Class A Common Stock beneficially owned by such Holder and its Affiliates shall include the number of shares of Class A Common Stock issuable upon conversion of the Series A Common Equivalent Preferred Stock subject to the Notice of Conversion with respect to which such determination is being made, but shall exclude the number of shares of Class A Common Stock which are issuable upon (A) conversion of the remaining, unconverted Series A Common Equivalent Preferred Stock beneficially owned by such Holder or any of its Affiliates, and (B) exercise, exchange or conversion of the unexercised, unexchanged or unconverted portion of any other securities of the Company subject to a limitation on conversion, exchange or exercise analogous to the limitation contained herein (including the Series A Preferred Stock and any other class or series of Preferred Stock and warrants) beneficially owned by such Holder or any of its Affiliates.

c)                  Mechanics of Conversion

i.                        Delivery of Certificate or Electronic Issuance Upon Conversion. Upon receipt or deemed receipt by the Company of a copy of each Notice of Conversion (and, if required by Section 6(a), any certificate(s) representing the Series A Common Equivalent Preferred Stock), the Company shall promptly send, via electronic mail, a confirmation of receipt of such Notice of Conversion to the Holder and the Company’s designated transfer agent (the “Transfer Agent”), which confirmation to the Transfer Agent shall constitute an instruction to the Transfer Agent to issue the applicable Conversion Shares in accordance with such Notice of Conversion. On or before the second Trading Day (or, if earlier, the end of the Standard Settlement Period) following the date of receipt or deemed receipt by the Company of the Notice of Conversion, if any Unrestricted Condition (as defined below) is satisfied as of the Conversion Date, the Transfer Agent shall credit such aggregate number of Conversion Shares to which the Holder shall be entitled to the Holder’s or its designee’s balance account with The Depository Trust Company (“DTC”) through its Deposit/Withdrawal at Custodian (“DWAC”) system for the number of Conversion Shares to which the Holder shall be entitled (such delivery deadline, the “Share Delivery Date”), or if none of the Unrestricted Conditions is satisfied as of the Conversion Date, the Company shall, on or before the Share Delivery Date, issue and deliver to the Holder or its designee certificates, registered in the name of the Holder or its designee, representing the aggregate number of shares of Class A Common Stock to which the Holder shall be entitled. Subject to any transfer restrictions or lock-up provisions to which such Holder may then be subject under the By-Laws, the Conversion Shares will be freely transferable, and will not contain a legend restricting the resale or transferability of the Conversion Shares, if any of the Unrestricted Conditions is met with respect thereto. If such shares are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the applicable Holder shall be entitled to elect to rescind such Notice of Conversion by written notice to the Company at any time on or before receipt of such shares, in which event the Company shall promptly return to such Holder any Series A Common Equivalent Preferred Stock certificate delivered to the Company, and such Holder shall promptly direct the return of any shares of Class A Common Stock delivered to the Holder through the DWAC system, representing the shares of Series A Common Equivalent Preferred Stock unsuccessfully tendered for conversion to the Company.

ii.                        Reservation of Shares Issuable Upon Conversion. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Class A Common Stock for the sole purpose of issuance upon conversion of the Series A Common Equivalent Preferred Stock and payment of dividends on the Series A Common Equivalent Preferred Stock, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders of the Series A Common Equivalent Preferred Stock, not less than such aggregate number of shares of the Class A Common Stock as shall be issuable (taking into account the adjustments pursuant to Section 7 and without regard to the Beneficial Ownership Cap) upon the conversion of all outstanding shares of Series A Common Equivalent Preferred Stock. The Company covenants that all shares of Class A Common Stock that shall be so issuable shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable.

iii.                        Obligation Absolute. Subject to Section 6(b) hereof and subject to a Holder’s right to rescind a Notice of Conversion pursuant to Section 6(c)(i), the Company’s obligation to issue and deliver Conversion Shares upon conversion of Series A Common Equivalent Preferred Stock in accordance with the terms hereof is absolute and unconditional, irrespective of any action or inaction by a holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such holder or any other Person of any obligation to the Company or any violation or alleged violation of law by such holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to such holder in connection with the issuance of such Conversion Shares.

iv.                        Fractional Shares. No fractional shares or scrip representing fractional shares of Class A Common Stock shall be issued upon the conversion of the Series A Common Equivalent Preferred Stock. As to any fraction of a share which a Holder would otherwise be entitled to receive upon such conversion, the Company shall round down to the next whole share.

v.                        Taxes. The Company shall be responsible for paying, and the issuance of certificates for shares of the Class A Common Stock upon conversion of the Series A Common Equivalent Preferred Stock shall be made without charge to any Holder for, any stamp, court or documentary, intangible, filing or similar taxes that may be payable in respect of the issuance or delivery thereof, provided, however, that following a transfer of shares of Series A Common Equivalent Preferred Stock by a Holder to an Independent Third Party Transferee that is not organized in the United States, such Third Party Transferee shall be responsible for paying any stamp, court or documentary, intangible, filing or similar taxes that may be payable in respect of the issuance or delivery of the certificates for shares of the Class A Common Stock upon conversion of the Series A Common Equivalent Preferred Stock by such Independent Third Party Transferee. The Company shall in no event be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series A Common Equivalent Preferred Stock, shares of Class A Common Stock or other securities in a name other than the name in which the shares of Series A Common Equivalent Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment, unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid or is not payable.

vi.                        Status as Common Stockholder. Effective as of the delivery by a Holder of the Notice of Conversion by such Holder by facsimile or electronic mail, as provided herein, subject to Section 6(b) hereof, (A) the shares of Series A Common Equivalent Preferred Stock being converted shall be deemed converted into shares of Class A Common Stock, (B) such Holder shall be deemed the Holder of record of such applicable Conversion Shares, and (C) subject to a Holder’s right to rescind a Notice of Conversion pursuant to Section 6(c)(i), such Holder’s rights as a Holder of such converted shares of Series A Common Equivalent Preferred Stock shall cease and terminate, excepting only the right to receive electronic delivery of such shares, and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Company to comply with the terms of this Certificate of Designation. In all cases, the Holder shall retain all of its rights and remedies for the Company’s failure to convert Series A Common Equivalent Preferred Stock.

d)                  Legends.

i.                        Restrictive Legend. The Holder understands that, except as otherwise specified pursuant to Section 6(d)(ii), the certificates representing shares of Series A Common Equivalent Preferred Stock and the Conversion Shares shall bear a restrictive legend in substantially the following form (and a stop-transfer order consistent therewith may be placed against transfer of such certificates):

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED, ASSIGNED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT.”

ii.                        Removal of Restrictive Legend. Notwithstanding the foregoing and subject to the transfer restrictions in the By-Laws, the certificates evidencing the shares of Series A Common Equivalent Preferred Stock and the Conversion Shares, as applicable, shall not contain any legend (or be subject to any stop transfer instruction) restricting the transfer thereof (including the legend set forth above in subsection 6(d)(i)): (A) if issued in a transaction exempt from registration pursuant to Section 3(a)(9) of the Securities Act in exchange for outstanding securities of the Company that do not, and are not required to, bear a restrictive legend (including Conversion Shares issued upon conversion of shares of Series A Common Equivalent Preferred Stock issued in exchange for any such outstanding securities); (B) while a registration statement covering the sale or resale of such shares is effective under the Securities Act, subject to the Holder’s delivery to the Company of an undertaking that such Holder will only sell or otherwise transfer such shares pursuant to an effective registration under the Securities Act or pursuant to Rule 144 (if available), and that if such securities are sold pursuant to a registration statement, they will be sold in compliance with the plan of distribution set forth therein (the “Undertaking”), provided that no Holder shall be required to give an Undertaking in respect of shares as to which a prior Undertaking has been delivered by such Holder and not been withdrawn by such Holder; (C) if the Holder provides customary paperwork to the effect that it has sold such shares pursuant to Rule 144; or (D) if such shares are eligible for sale under Rule 144(b)(1) (without the application of Rule 144(c)(1)) as set forth in customary non-affiliate paperwork provided by the Holder; (E) if at any time on or after the date that is one year after the Form 10 Disclosure Filing Date the Holder certifies that it is not an Affiliate of the Company and has not been an Affiliate of the Company for a period of three months and that the Holder has satisfied its holding period for purposes of Rule 144 (including, for the avoidance of doubt, subsection (d)(3)(ii) thereof) of at least six months; or (F) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the SEC) as determined in good faith by counsel to the Company or set forth in a legal opinion delivered by Katten Muchin Rosenman LLP or other nationally recognized counsel to the Holder (collectively, the “Unrestricted Conditions”). Subject to the terms and conditions hereof, upon the reasonable request of the Holder, the Company shall cause its counsel to issue a legal opinion to the Transfer Agent promptly after the Non-affiliation Date, or at such other time as any of the Unrestricted Conditions has been satisfied, if required by the Company’s Transfer Agent, to effect the issuance of the shares of Series A Common Equivalent Preferred Stock or the Conversion Shares without a restrictive legend or removal of the legend hereunder. If any of the Unrestricted Conditions is met at the time of issuance of any shares of Series A Common Equivalent Preferred Stock or Conversion Shares, as applicable, then such shares shall be issued free of all legends. The Company agrees that at such time as any of the Unrestricted Conditions is met or such legend is otherwise no longer required under this Section 6(d)(ii), it will, as promptly as reasonably practicable, and, in the case of Conversion Shares, no later than two Trading Days (or, if less, the number of days comprising the Standard Settlement Period) following the delivery by the Holder to the Company or the Transfer Agent of a certificate representing Series A Common Equivalent Preferred Stock or Conversion Shares, as applicable, issued with a restrictive legend, deliver or cause to be delivered to such Holder a certificate (or electronic transfer) representing such shares that is free from all restrictive and other legends.

iii.                        Conversion upon Certain Transfers. In the event any Holder of shares of Series A Common Equivalent Preferred Stock sells, transfers, assigns or otherwise disposes of any shares of Series A Common Equivalent Preferred Stock to any person other than an Attribution Party of such Holder (an “Independent Third Party Transferee”), and after giving effect to such transaction the number of shares of Class A Common Stock (and any other class of a Registered Equity Security of the Company) then beneficially owned by such Independent Third Party Transferee, together with its Attribution Parties, would, upon conversion or exercise in full of the shares of Series A Common Equivalent Preferred Stock and any other securities convertible into or exercisable for, or rights to acquire Class A Common Stock or any other class of Registered Equity Security of the Company (in each case, without giving effect to the Beneficial Ownership Cap or any other similar limitation on conversion or exercise), held by such Independent Third Party and its Attribution Parties, be less than the Beneficial Ownership Cap, then the Company will have the right, exercisable at its election within 10 Business Days following the date the Company or its Transfer Agent is notified of such transfer, to cause all, but not less than all, of the shares of Series A Common Equivalent Preferred Stock so transferred to automatically convert into Conversion Shares without any further action on the part of such Independent Third Party Transferee (a “Transferee Conversion”). In the event the Company elects to exercise its right to effect a Transferee Conversion, the Company will send to such Independent Third Party Transferee a written notice of such Transferee Conversion (a “Transferee Conversion Notice”). Promptly, and in any event within one (1) Trading Day, following delivery of the Transferee Conversion Notice, the Company will send, via electronic mail, to the Transfer Agent an instruction to issue the applicable Conversion Shares to such Independent Third Party Transferee (or to a designee previously identified in writing by such Independent Third Party Transferee) in accordance with such Transferee Conversion Notice. On or before the second Trading Day following the date of receipt by such Independent Third Party Transferee of the Transferee Conversion Notice, if any Unrestricted Condition is satisfied as of the date of the Transferee Conversion Notice, the Transfer Agent shall credit such aggregate number of Conversion Shares to which such Independent Third Party Transferee shall be entitled to such Independent Third Party Transferee’s balance account with DTC through its DWAC system, or if none of the Unrestricted Conditions is satisfied as of the date of the Transferee Conversion Notice, the Company shall, on or before the Share Delivery Date, issue and deliver to such Holder certificates, registered in the name of the Independent Third Party Transferee, representing the aggregate number of shares of Class A Common Stock to which the Independent Third Party Transferee shall then be entitled. Subject to any transfer restrictions or lock-up provisions to which the Series A Common Equivalent Preferred Stock so converted may then be subject under the By-Laws, the Conversion Shares will be freely transferable, and will not contain a legend restricting the resale or transferability of the Conversion Shares, if any of the Unrestricted Conditions is met with respect thereto.

e)                  Mandatory Conversion at the Company’s Election. In the event that a Holder, together with its Attribution Parties would, upon conversion or exercise in full of the shares of Series A Common Equivalent Preferred Stock and any other securities convertible into or exercisable for, or rights to acquire Class A Common Stock or any other class of Registered Equity Security of the Company (in each case, without giving effect to the Beneficial Ownership Cap or any other similar limitation on conversion or exercise), held by such Holder and its Attribution Parties, beneficially own, less than 4.5% of the outstanding Class A Capital Stock of the Company or any other class of a Registered Equity Security of the Company for a continuous period of at least six months (the “Mandatory Conversion Condition”), then, following the expiration of such six month period, the Company will have the right, exercisable at its election on any date that the Mandatory Conversion Condition and any Unrestricted Condition are satisfied, to cause all, but not less than all, of the shares Series A Common Equivalent Preferred Stock of such a Holder to automatically convert into Conversion Shares without any further action on the part of such Holder (a “Mandatory Conversion”). In the event the Company elects to exercise its right to effect a Mandatory Conversion, the Company will send to such Holder(s) a written notice of such Mandatory Conversion (a “Mandatory Conversion Notice”). Promptly, and in any event within one Trading Day, following delivery of the Mandatory Conversion Notice, the Company will send, via electronic mail, to the Transfer Agent an instruction to issue the applicable Conversion Shares to such Holder (or to a designee previously identified in writing by such Holder) in accordance with such Mandatory Conversion Notice. On or before the second Trading Day following the date of receipt by such Holder of the Mandatory Conversion Notice, the Transfer Agent shall credit such aggregate number of Conversion Shares to which such Holder shall be entitled to such Holder’s balance account with DTC through its DWAC system. Subject to any transfer restrictions or lock-up provisions to which the shares of Series A Common Equivalent Preferred Stock so converted may then be subject under the By-Laws, the Conversion Shares will be freely transferable, and will not contain a legend restricting the resale or transferability of the Conversion Shares.

Section 7.                Certain Adjustments.

a)                  Stock Dividends and Stock Splits. If the Company, at any time while the Series A Common Equivalent Preferred Stock is outstanding: (A) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Class A Common Stock on shares of Class A Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include the issuance by the Company of any shares of Class A Common Stock upon conversion of this Series A Common Equivalent Preferred Stock); (B) subdivides outstanding shares of Class A Common Stock into a larger number of shares; (C) combines (including by way of a reverse stock split) outstanding shares of Class A Common Stock into a smaller number of shares; or (D) issues, in the event of a reclassification of shares of Class A Common Stock, any shares of capital stock of the Company, then the Conversion Rate shall be multiplied by a fraction, of which the numerator shall be the number of shares of Class A Common Stock (or in the event that clause (D) of this Section 7(a) shall apply, shares of reclassified capital stock), outstanding immediately after such event (excluding any treasury shares of the Company) and of which the denominator shall be the number of shares of Class A Common Stock outstanding immediately before such event. Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive any such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification. If any such dividend or distribution is declared but does not occur, the Conversion Rate shall be readjusted, effective as of the date the Board announces that such dividend or distribution shall not occur, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

b)                  Fundamental Transaction. If, at any time while this Series A Common Equivalent Preferred Stock is outstanding, (i) the Company, directly or indirectly in one or more related transactions, effects any merger or consolidation of the Company with or into another Person (other than a merger in which the Company is the surviving or continuing entity and its capital stock outstanding immediately prior to the merger or consolidation is not exchanged for or converted into other securities, cash or other property), (ii) the Company, directly or indirectly in one or more related transactions, effects any sale of all or substantially all of its assets in one transaction or a series of related transactions and distributes the proceeds thereof to its stockholders, in each case, pursuant to which the Class A Common Stock is converted into cash, securities or other property, (iii) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Class A Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (iv) the Company, directly or indirectly in one or more related transactions, effects any reclassification of the Class A Common Stock or any compulsory share exchange pursuant (other than as a result of a dividend, subdivision or combination covered by Section 7(a) above) to which the Class A Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case covered by any of clauses (i) through (iv) of this Section 7(b), a “Fundamental Transaction”), then, upon the effectiveness of such Fundamental Transaction, each Holder of shares of Series A Common Equivalent Preferred Stock shall receive for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction (without regard to the Beneficial Ownership Cap), the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Class A Common Stock (the “Alternate Consideration”); provided, however that, in the case of a Reorganization (as defined below), to the extent any securities are issued in exchange for, or otherwise in respect of the outstanding shares of Class A Common Stock, the Series A Common Equivalent Preferred Stock shall remain outstanding and the Company shall make appropriate provision (pursuant to written agreements in form and substance reasonably satisfactory to the Requisite Majority Holders) to ensure each Holder will thereafter have the right to acquire and receive upon conversion of a share of Series A Common Equivalent Preferred Stock (without regard to the Beneficial Ownership Limitation) the Alternate Consideration with respect to, or in exchange for, the number of Conversion Shares which would have been acquirable or receivable upon the conversion of such share of Series A Common Equivalent Preferred Stock. If holders of Class A Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then each of the Holders shall be given the same choice as to the Alternate Consideration it receives upon any conversion of shares of Series A Common Equivalent Preferred Stock in connection with such Fundamental Transaction on the same terms and conditions as given to the holders of Class A Common Stock. To the extent necessary to effectuate the foregoing provisions, the Company shall cause any successor to the Company or surviving entity in such Fundamental Transaction (or any direct or indirect parent entity thereof) to assume in writing all of the obligations of the Company under this Certificate in accordance with the provisions of this Section 7(b) pursuant to written agreements in form and substance approved by the Requisite Majority Holders prior to such Fundamental Transaction (such approval not to be unreasonably withheld, conditioned or delayed). The Company shall not have the power to enter into any agreement to which the Company or any of its Affiliates is a party and pursuant to which a Fundamental Transaction is effected unless such agreement shall include terms in compliance with the provisions of this Section 7(b). For purposes hereof, the term “Reorganization” means a Fundamental Transaction in which the holders of the Corporation’s capital stock immediately prior to such Fundamental Transaction (i) hold, immediately following the consummation of such Fundamental Transaction, a majority of the voting capital stock of the Company or, if applicable, the parent company of the Company resulting from such Fundamental Transaction or (ii) continue, immediately following the consummation of such Fundamental Transaction, to have the ability to elect a majority of the Board or, if applicable, the board of directors or comparable governing body of the parent company of the Company resulting from such Fundamental Transaction, in each case, immediately following such Fundamental Transaction.

c)                  Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/1000th of a share, as the case may be. For purposes of this Section 7, the number of shares of Class A Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Class A Common Stock (excluding any treasury shares of the Company) issued and outstanding.

d)                  Notice to the Holders.

i.                        Adjustment to Conversion Rate. Whenever the Conversion Rate is adjusted pursuant to any provision of this Section 7, the Company shall promptly deliver to each Holder a notice setting forth the Conversion Rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

ii.                        Notice to Allow Conversion by Holder. If the Company delivers notice to the holders of Class A Common Stock, or makes a public announcement or public disclosure, with respect to (A) a dividend (or any other distribution in whatever form) on the Class A Common Stock, (B) a special nonrecurring cash dividend on or a redemption of the Class A Common Stock, (C) the authorization or the granting to all holders of the Class A Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) an annual or special meeting of stockholders or the solicitation of written consents, (E) the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company or any Fundamental Transaction, then, in each case, the Company shall deliver a copy of such notice to each Holder at its last address as it shall appear upon the stock books of the Company, at the same time as such notice is delivered to the holders of Class A Common Stock or, in the case of a public announcement or public disclosure, on the same date as such announcement or disclosure; provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice.

Section 8.                Miscellaneous.

a)                  Notice. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including any Notice of Conversion, shall be in writing and delivered personally, by electronic mail (to PreferredNotice@TheOncologyInstitute.com ), or sent by a nationally recognized overnight courier service, addressed to the Company, at its principal place of business, to the attention of General Counsel, or such other electronic mail address or address as the Company may specify for such purposes by notice to the Holders delivered in accordance with this Section 8. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by confirmed electronic mail or facsimile, or sent by a nationally recognized overnight courier service addressed to each Holder at the electronic mail address, facsimile number or address of such Holder appearing on the books of the Company, or if no such facsimile number or address appears on the books of the Company, at the principal place of business of such Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the time and date of transmission, if such notice or communication is delivered via electronic mail to the e-mail address specified in this Section 8(a), (ii) the first Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iii) otherwise upon actual receipt by the party to whom such notice is required to be given.

b)                  Lost or Mutilated Series A Common Equivalent Preferred Stock Certificate. If a Holder’s Series A Common Equivalent Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series A Common Equivalent Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership thereof, reasonably satisfactory to the Company and, in each case, customary and reasonable indemnity, if requested.

c)                  Waiver. Any waiver by the Company or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holder. The failure of the Company or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation. Any waiver by the Company or a Holder must be in writing. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein (other than Section 6(b), which cannot be waived by the Holders) and any right of the Holders of Series A Common Equivalent Preferred Stock granted hereunder may be waived as to all shares of Series A Common Equivalent Preferred Stock (and the Holders thereof) upon the affirmative vote or written consent of the Requisite Majority Holders, and, if a higher percentage of the holders of Series A Common Equivalent Preferred Stock is required by the DGCL,the affirmative consent or written consent of the Holders of not less than such higher percentage shall be required.

d)                  Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

e)                  Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

f)                   Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

g)                  Status of Converted Series A Common Equivalent Preferred Stock. If any shares of Series A Common Equivalent Preferred Stock shall have been converted into shares of Class A Common Stock or reacquired by the Company, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series A Common Equivalent Preferred Stock.

h)                  Determinations Made by Accountants. In the case of an inability of the Company and the Requisite Holder Majority to reach a mutual agreement as to any arithmetic calculation hereunder, the Company or the Requisite Holder Majority shall submit to the other their arithmetic calculations via electronic transmission within two Trading Days of receipt, or deemed receipt, of any notice or other event giving rise to such dispute, as the case may be. If such Holder(s) and the Company are unable to agree upon such calculation within two Trading Days after the submission of such disputed calculation, then the Company shall, within two Trading Days thereafter, submit via electronic transmission the disputed arithmetic calculation, to an independent, reputable registered public accounting firm selected by the Company and approved by such Holder(s), which approval shall not be unreasonably withheld, conditioned or delayed. The accountants shall perform the determinations or calculations and notify the Company and such Holder(s) of the results no later than five Trading Days from the time it receives from the Company and such Holder(s) their respective calculations. Such accountants’ determination or calculation, as the case may be, shall be binding upon all parties absent manifest error. Notwithstanding the foregoing, in the event of an inability of the Company and a Holder submitting a Notice of Conversion to reach a mutual determination as to the Conversion Rate applicable to the shares of Series A Common Equivalent Preferred Stock subject to conversion as contemplated by such Notice of Conversion, if requested by such Holder, the Company shall issue to such Holder the Conversion Shares, if any, that are not in dispute in accordance with the terms hereof. For the avoidance of doubt, any determinations made by the accountants, as the case may be, pursuant to this Section 8(h) shall be deemed to be “facts ascertainable” outside of this Certificate of Designation within the meaning of Sections 102(d) and 151(a) of the DGCL and shall not be deemed to be a determination in or relating to arbitration or made by an arbitrator.

i)                   Benefit of Holders. The provisions of this Certificate of Designation are intended to be for the benefit of all Holders from time to time and shall be enforceable by any such Holder.

j)                   Interpretative Matters. Unless otherwise indicated or the context otherwise requires, (a) all references to Sections are to Sections contained in this Certificate of Designation, (b) words in the singular or plural include the singular and plural and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter, (c) the words “hereof,” “herein” and words of similar effect shall reference this Certificate of Designation in its entirety, and (d) the use of the word “including” in this Certificate of Designation shall be by way of example rather than limitation.

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RESOLVED, FURTHER, that the officers of the Company be and they hereby are authorized and directed to prepare and file this Certificate of Designation in accordance with the foregoing resolution and the provisions of Delaware law.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation this day of November 12, 2021.

By:

Name:

Title:

ANNEX A

Conversion Notice

(To be executed by the Registered Holder in order to convert shares of Series A Common Equivalent Preferred Stock)

Reference is made to the Certificate of Designation of Preferences, Rights and Limitations of Series A Common Stock Equivalent Convertible Preferred Stock (the “Certificate of Designation”). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series A Common Stock Equivalent Convertible Preferred Stock, par value $0.0001 per share (the “Series A Common Equivalent Preferred Stock”), of The Oncology Institute, Inc. (formerly known as DFP Healthcare Acquisitions Corp.), a Delaware corporation (the “Corporation”), indicated below into shares of Class A Common Stock, par value $0.0001 per share (the “Common Stock”), of the Corporation, by shares of Series A Common Equivalent Preferred Stock as specified below as of the date specified below.

Name of registered holder: _________________________________________________________________

Date of Conversion: ______________________________________________________________________

Number of shares of Series A Common Equivalent Preferred Stock to be converted: ____________________

Please confirm the following information:

Number of shares of Common Stock to be issued: ________________________________________________

Please issue the shares of Common Stock in accordance with the terms of the Certificate of Designation as follows:

Issue to: ________________________________________________________________________________

E-mail: ___________________________________________________________________________

DTC Participant Number and Name: ___________________________________________________________________

Account Number: __________________________________________________________________________

By delivery of this Conversion Notice, the registered holder of the shares of Series A Common Equivalent Preferred Stock referenced above hereby certifies to the Corporation that the conversion of the shares of Series A Common Equivalent Preferred Stock referenced above will not cause the Holder to exceed the Beneficial Ownership Cap (as defined in the Certificate of Designation).

Exhibit B

Amended and Restated Bylaws

See Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 12, 2021